Exhibit 99.1

September 18, 2017

Team, Inc. Announces Leadership Changes

Ted W. Owen Steps Down as CEO; Gary G. Yesavage Appointed Interim CEO

Company Undertakes Search for Permanent CEO

Board Continues Comprehensive Review of Operating Plan

SUGAR LAND, Texas, Sept. 18, 2017 (GLOBE NEWSWIRE) -- Team, Inc. (NYSE:TISI) (“Team” or “the Company”) today announced that Ted W. Owen has stepped down as Chief Executive Officer and that Gary G. Yesavage, a member of the Team Board of Directors, has been appointed as Team’s Interim Chief Executive Officer to serve until a permanent Chief Executive Officer is hired. The Company has engaged a leading executive search firm to assist with identifying qualified external candidates.

Following approximately 20 years of dedicated service to the Company, Mr. Owen has transitioned to the position of Special Advisor to the Chairman and to the Interim CEO, and has ceased to serve as the Company’s Chief Executive Officer, effective immediately. Having recently retired as President of Manufacturing for Chevron Corporation’s Downstream and Chemicals Operations, Mr. Yesavage brings a deep understanding of much of the Company’s customer base along with the management experience to lead the Company during this transition period.

Louis A. Waters, Chairman of the Team Board of Directors, said, “Gary Yesavage brings a proven record of operational leadership to his service as Interim CEO. His knowledge of the Company and our industry make him a natural fit to oversee strategy and operations at this time. As we look to the future, we believe Team has a significant opportunity to improve our operations by continuing to focus on providing timely, safe and reliable services to our customers, leveraging our competitive advantages and, wherever practical, by reducing additional costs to drive meaningful value for our shareholders.”

Mr. Waters continued, “We are grateful for Ted’s contributions over his nearly 20-year career at Team, including his loyal service as CEO and formerly as Chief Financial Officer. On behalf of the Board and management team, we are appreciative that we will continue to benefit from Ted’s knowledge through this leadership transition period, and we wish him all the best in his retirement.”

Mr. Yesavage said, “Team has a great value proposition and a dedicated workforce, and I am honored to take on the role of Interim CEO as the Company positions itself for its next phase of success. I am confident that we are taking the right steps to more fully realize our competitive advantages, deliver sustainable growth and achieve the opportunities available to Team to enhance value for shareholders.”

Team also announced today that the Company has established an Office of the Chairman to assist Mr. Yesavage in his stewardship of the Company, made up of Mr. Waters, Arthur F. Victorson (President, TeamQualspec), Jeffrey L. Ott (President, TeamFurmanite and Quest Integrity), Jeffery G. Davis (independent director) and Mr. Yesavage. Greg L. Boane (Chief Financial Officer) and André C. “Butch” Bouchard (Chief Legal Officer) will work closely with the Office of the Chairman. The Office of the Chairman will support accountability and independent decision making across key areas, while establishing direct and regular dialogue with members of the management team.

Mr. Yesavage continued, “I look forward to working together with Lou, Ted, the Board and the members of the Office of the Chairman to facilitate this leadership transition, complete our strategic review and achieve our objectives on behalf of all shareholders.”

The Board is continuing its comprehensive review of the Company’s operating plan, including the Company’s transaction integration process, financial planning, cost management, safety protocols and other matters of importance to help the Company enhance shareholder value. The Company expects any cost reduction initiatives to be in addition to the previously announced program to reduce the annual operating expense run rate by approximately $30 million.

In addition to stepping down as CEO, Mr. Owen has resigned from the Company’s Board of Directors. Mr. Owen will remain with the Company in his new advisory role until he retires on December 31, 2017, to ensure a seamless transition of leadership.

Mr. Owen said, “For almost two decades, I have had the opportunity to work alongside some of the best talent in our industry, and it has been a privilege to build my career at, and ultimately to lead, Team. Team is in a period of transition, and I believe now is the right time for the Company to bring in new leadership that can guide our people and our customers into the next phase of success and value creation. I look forward to assisting in this timely transition, and I am confident that Gary, Lou, the Board and the talented management team will continue to provide steady leadership for the Company.”

About Gary G. Yesavage

Gary G. Yesavage joined the Team, Inc. Board of Directors in January 2017 following a more than 40-year career at Chevron Corporation. From 2009 until his retirement in June 2016, Mr. Yesavage served as the President of Manufacturing for Chevron Corporation’s Downstream and Chemicals Operations. From 1999 to 2009, Mr. Yesavage served as the General Manager for Chevron’s Refinery in El Segundo, California. Prior to that, he held various other positions within Chevron. Mr. Yesavage previously served as a Director of the Chevron Philips Chemical Company. He serves as a member of the Executive Advisory Council for RLG International. Mr. Yesavage received a Bachelor of Science degree in Chemical Engineering from Newark (New Jersey) College of Engineering.

About Team, Inc.

Headquartered near Houston, Texas, Team Inc. is a leading provider of specialty industrial services including inspection, mechanical services and engineering assessment required in maintaining and installing high-temperature and high-pressure piping systems and vessels that are utilized extensively in the refining, petrochemical, power, pipeline and other heavy industries. These services are offered through three business units — TeamFurmanite, TeamQualspec and Quest Integrity — through more than 220 branch locations in more than 20 countries throughout the world. Team’s common stock is traded on the New York Stock Exchange under the ticker symbol “TISI.”

Forward-Looking Statements

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995. We have made reasonable efforts to ensure that the information, assumptions an beliefs upon which this forward-looking information is based are current, reasonable and complete. Such forward-looking statements involve estimates, assumptions, judgments and uncertainties. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Such known factors are detailed in the Company’s Annual Report on Form 10-K and in the Company’s Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission, and in other reports filed by the Company with the Securities and Exchange Commission from time to time. Accordingly, there can be no assurance that the forward-looking information contained herein, including projected cost savings, will occur or that objectives will be achieved. We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the Company, whether as a result of new information, future events or otherwise.

For immediate release

Contact: Greg L. Boane (281) 388-5541